Exhibit 99.1

Avadel Pharmaceuticals Reports First Quarter 2025 Financial Results and Raises Guidance

-- Generated $52.5 million in net revenue from sales of LUMRYZ™, a 93% increase over the first quarter of 2024 --

-- 2,800 patients on LUMRYZ as of March 31, 2025, a net increase of 300 patients since December 31, 2024 and a 100% year over year increase over the first quarter of 2024 --

-- Raises 2025 guidance; expects to generate $255 - $265 million in net product revenue and cash flow of $30 - $40 million, driven by 3,400 - 3,600 patients on LUMRYZ by year end --

-- Federal Circuit ruled in Avadel’s favor in appeal of Delaware Court injunction, allowing Avadel to seek and be granted FDA approval for LUMRYZ in Idiopathic Hypersomnia (IH) --

-- On track to complete enrollment in pivotal Phase 3 REVITALYZ™ study evaluating efficacy and safety of LUMRYZ in IH by the end of 2025 --

-- Avadel management to host a conference call today at 8:00 a.m. ET --

DUBLIN, Ireland, May 7, 2025 - Avadel Pharmaceuticals plc (Nasdaq: AVDL), a biopharmaceutical company focused on transforming medicines to transform lives, today announced its financial results for the first quarter ended March 31, 2025, and increased its 2025 financial guidance.

“We are pleased with the strong progress achieved in the first quarter of 2025, as we have seen improvements across all patient demand metrics for LUMRYZ, including patient starts, persistency rates, and net patients on therapy. As a result, we are raising our full year 2025 guidance and expect $255 - $265 million in net revenue and 3,400 - 3,600 patients on therapy by year end,” said Greg Divis, Chief Executive Officer of Avadel Pharmaceuticals. “The improvements we are seeing are driven by the investments we made at the beginning of the year to expand our customer-facing teams, allowing us to deliver more personalized support and strengthen engagement with both patients and providers. We continue to build momentum and remain confident in our ability to deliver our growth plan and unlock the billion-dollar potential of LUMRYZ.”

“In addition, yesterday’s favorable Federal Circuit decision allows Avadel to initiate new clinical trials, conduct open-label extension studies, and most importantly, pursue FDA approval for LUMRYZ’s use in idiopathic hypersomnia (“IH”) and additional indications. With enrollment in our pivotal Phase 3 trial in IH on track to complete before year end, we believe LUMRYZ is well positioned to unlock this meaningful market opportunity where, if approved, LUMRYZ’S extended-release, once-nightly dosing has the potential to offer even greater benefit than in narcolepsy, and we look forward to providing future updates.”

First Quarter Highlights and 2025 Guidance:

•	Generated $52.5 million of net product revenue from sales of LUMRYZ in the first quarter of 2025, representing 93% growth over the first quarter 2024.

•	300 patients added during the quarter ended March 31, 2025, a 50% increase compared to 200 patients added during the fourth quarter of 2024.

•	2,800 patients being treated with LUMRYZ as of March 31, 2025 compared to 2,500 at December 31, 2024.

•	Provides guidance for the quarter ending June 30, 2025 of $60 - $63 million in net product revenue and cash operating expenses of $45 - $50 million.

•	Raises 2025 full year guidance to $255 - $265 million in net product revenue, cash operating expenses of $180 - $200 million, and cash flow of $30 - $40 million.

Corporate and Pipeline Updates:

Corporate

•	On May 6, 2025, the United States Court of Appeals for the Federal Circuit (“Federal Circuit”) ruled in Avadel’s favor, overturning important parts of the injunction imposed by the U.S. District Court for the District of Delaware regarding LUMRYZ’s potential use as a treatment for indications beyond narcolepsy.

o	With this ruling, Avadel can pursue and be granted U.S Food and Drug Administration (FDA) approval for LUMRYZ’s use in IH.

•	Initiated four patent infringement lawsuits against Jazz Pharmaceuticals since the beginning of 2025, alleging certain uses of Jazz’s Xywav product, according to its corresponding labeling, infringe claims of five different Avadel patents.

LUMRYZ for IH

•	Patient enrollment of REVITALYZ, a Phase 3 double-blind, placebo-controlled, randomized withdrawal, multicenter study designed to evaluate the efficacy and safety of LUMRYZ in IH, remains on track to complete by the end of 2025.

LUMRYZ for Narcolepsy

•	Completed the implementation of investments to accelerate market adoption of LUMRYZ, including the expansion of Avadel’s field sales and reimbursement, nurse care navigator, and patient ambassador teams.

•	Announced the publication of six manuscripts in a CNS Drugs supplement titled, “A New Dawn in the Management of Narcolepsy,” which cover clinical management, shared decision-making and goal setting for people with narcolepsy and their clinicians. These manuscripts underscore the impact of nighttime sleep disturbances on narcolepsy patients and highlight the robust data supporting LUMRYZ in narcolepsy.

•	Together with nference, announced the publication of a paper in the online Journal of Clinical Neuroscience, titled “Characterization and Treatment Patterns of Patients Treated With Immediate-Release Sodium Oxybate for Narcolepsy: A Propensity-Matched Cohort Study.” This details real-world data on comorbidities and compares treatment patterns of people treated for narcolepsy with immediate-release sodium oxybate with untreated patients.

Overview of First Quarter Financial Results

Avadel recognized $52.5 million in net product revenue from sales of LUMRYZ for the quarter ended March 31, 2025, a 93% increase compared to $27.2 million for the same period in 2024.

Total operating expenses in the quarter ended March 31, 2025 were $49.9 million, a 3% decrease compared to $51.7 million for the same period in 2024.

R&D expenses for the quarter ended March 31, 2025 were $4.3 million compared to $3.1 million for the same period in 2024. The increase was driven primarily by costs associated with REVITALYZ.

SG&A expenses for the quarter ended March 31, 2025 were $45.6 million compared to $48.6 million for the same period in 2024. The decrease was driven primarily by lower legal costs in the period, offset by an increase in LUMRYZ commercial costs, including increased headcount and selling and marketing expenses.

Net loss for the quarter ended March 31, 2025 was to $4.9 million, or ($0.05) per diluted share compared to net loss of $27.3 million, or ($0.30) per diluted share, for the same period in 2024.

Cash, cash equivalents and marketable securities were $66.5 million at March 31, 2025 compared to $73.8 million at December 31, 2024.

As recently disclosed, Avadel operates a diversified supply chain, with the active pharmaceutical ingredient (API) in LUMRYZ manufactured by two contract development and manufacturing organizations (CDMOs) located in the U.S. The finished LUMRYZ commercial product is approved to be manufactured by one CDMO in the U.S. and another in Europe, and all primary packaging of LUMRYZ is conducted in the U.S. If needed, Avadel has the capacity to manufacture LUMRYZ entirely in the U.S.

Conference Call Details:

A live audio webcast of the call can be accessed by visiting the investor relations section of the Company’s website, www.avadel.com. A replay of the webcast will be archived on Avadel’s website for 90 days following the event. Participants may register for the conference call here and are advised to do so at least 10 minutes prior to joining the call.

About LUMRYZ™ (sodium oxybate) for extended-release oral suspension

LUMRYZ is an extended-release sodium oxybate medication approved by the FDA on May 1, 2023, as the first and only once-at-bedtime treatment for cataplexy or excessive daytime sleepiness (EDS) in adults with narcolepsy. On October 16, 2024, LUMRYZ was additionally approved as a once-at-bedtime treatment for cataplexy or EDS in pediatric patients seven years of age and older with narcolepsy.

The FDA approval of LUMRYZ was supported by results from REST-ON™, a randomized, double-blind, placebo-controlled, pivotal Phase 3 trial in adults with narcolepsy. LUMRYZ demonstrated statistically significant and clinically meaningful improvements in the three co-primary endpoints: EDS (MWT), clinicians’ overall assessment of patients’ functioning (CGI-I), and cataplexy attacks, for all three evaluated doses when compared to placebo.

With its approvals in May 2023 and October 2024, the FDA also granted seven years of Orphan Drug Exclusivity to LUMRYZ for the treatment of cataplexy or EDS in adults with narcolepsy and in pediatric patients seven years of age and older with narcolepsy (respectively) due to a finding of clinical superiority of LUMRYZ relative to currently available oxybate treatments. In particular, the FDA found that LUMRYZ makes a major contribution to patient care over currently available, twice-nightly oxybate products by providing a once-nightly dosing regimen that avoids nocturnal arousal to take a second dose.

About Avadel Pharmaceuticals plc

Avadel Pharmaceuticals plc (Nasdaq: AVDL) is a biopharmaceutical company focused on transforming medicines to transform lives. Our approach includes applying innovative solutions to the development of medications that address the challenges patients face with current treatment options. Avadel’s commercial product, LUMRYZ, was approved by the U.S. Food & Drug Administration (FDA) as the first and only once-at-bedtime oxybate for the treatment of cataplexy or EDS in patients seven years of age and older with narcolepsy. For more information, please visit www.avadel.com

Avadel intends to use its Investor Relations website as a means of disclosing material nonpublic information and for complying with its disclosure obligations under Regulation FD. Accordingly, investors should monitor the Company’s Investor Relations website, in addition to following the Company’s press releases, SEC filings, public conference calls, presentations, and webcast.

IMPORTANT SAFETY INFORMATION

WARNING: Taking LUMRYZ™ (sodium oxybate) with other central nervous system (CNS) depressants, such as medicines used to make you fall asleep, including opioid analgesics, benzodiazepines, sedating antidepressants, antipsychotics, sedating anti-epileptic medicines, general anesthetics, muscle relaxants, alcohol or street drugs, may cause serious medical problems, including trouble breathing (respiratory depression), low blood pressure (hypotension), changes in alertness (drowsiness), fainting (syncope) and death.

The active ingredient of LUMRYZ (sodium oxybate) is a form of gamma hydroxybutyrate (GHB), a controlled substance. Abuse or misuse of illegal GHB alone or with other CNS depressants (drugs that cause changes in alertness or consciousness) have caused serious side effects. These effects include seizures, trouble breathing (respiratory depression), changes in alertness (drowsiness), coma and death. Call your doctor right away if you have any of these serious side effects.

Because of these risks, LUMRYZ is available only by prescription and filled through certified pharmacies in the LUMRYZ REMS. You must be enrolled in the LUMRYZ REMS to receive LUMRYZ. Further information is available at www.LUMRYZREMS.com or by calling 1-877-453-1029.

INDICATIONS

LUMRYZ (sodium oxybate) for extended-release oral suspension is a prescription medicine used to treat the following symptoms in patients seven years and older with narcolepsy:

•	sudden onset of weak or paralyzed muscles (cataplexy)

•	excessive daytime sleepiness (EDS)

Do not take LUMRYZ if you take or your child takes other sleep medicines or sedatives (medicines that cause sleepiness), drink alcohol or have a rare problem called succinic semialdehyde dehydrogenase deficiency.

Keep LUMRYZ in a safe place to prevent abuse and misuse. Selling or giving away LUMRYZ may harm others and is against the law. Tell your doctor if you or your child have ever abused or been dependent on alcohol, prescription medicines or street drugs.

Anyone who takes LUMRYZ should not do anything that requires them to be fully awake or is dangerous, including driving a car, using heavy machinery or flying an airplane, for at least six (6) hours after taking LUMRYZ. Those activities should not be done until you know how LUMRYZ affects you.

Falling asleep quickly, including while standing or while getting up from the bed, has led to falls with injuries that have required some people to be hospitalized.

LUMRYZ can cause serious side effects, including the following:

•	Breathing problems, including slower breathing, trouble breathing and/or short periods of not breathing while sleeping (e.g., sleep apnea). People who already have breathing or lung problems have a higher chance of having breathing problems when they take LUMRYZ.

•	Mental health problems, including confusion, seeing or hearing things that are not real (hallucinations), unusual or disturbing thoughts (abnormal thinking), feeling anxious or upset, depression, thoughts of killing yourself or trying to kill yourself, increased tiredness, feelings of guilt or worthlessness and difficulty concentrating. Tell your doctor if you or your child have or had depression or have tried to harm yourself. Call your doctor right away if you or your child have symptoms of mental health problems or a change in weight or appetite.

•	Sleepwalking. Sleepwalking can cause injuries. Call your doctor if you or your child start sleepwalking.

Tell your doctor if you or your child are on a salt-restricted diet or have high blood pressure, heart failure or kidney problems. LUMRYZ contains a lot of sodium (salt) and may not be right for you.

The most common side effects of LUMRYZ in adults include nausea, dizziness, bedwetting, headache and vomiting. Your side effects may increase when you take higher doses of LUMRYZ. The most common side effects in children include nausea, bedwetting, vomiting, headache, decreased weight, decreased appetite, dizziness, and sleepwalking. LUMRYZ can cause physical dependence and craving for the medicine when it is not taken as directed. These are not all the possible side effects of LUMRYZ.

For more information, ask your doctor or pharmacist. Call your doctor for medical advice about side effects.

You are encouraged to report negative side effects of prescription drugs to the FDA. Visit http://www.fda.gov/medwatch, or call 1-800-FDA-1088.

Please see full Prescribing Information, including BOXED Warning.

Cautionary Disclosure Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements relate to our future expectations, beliefs, plans, strategies, objectives, results, conditions, financial performance, prospects or other events. Such forward-looking statements include, but are not limited to, expectations regarding the potential therapeutic benefit of LUMRYZ; the success of the commercialization of LUMRYZ; the anticipated market demand and sales opportunity of LUMRYZ, including assumptions regarding the number of patients using LUMRYZ; the Company’s idiopathic hypersomnia clinical study for LUMRYZ, including enrollment and timing related thereto; the litigation involving Jazz Pharmaceuticals Inc., including the potential benefits of the Federal Circuit decision; the Company’s ability to offer open-label extensions and initiate new clinical trials for LUMRYZ in indications beyond narcolepsy; the Company’s ability to seek and obtain FDA approval for, as well as, commercially launch LUMRYZ for indications beyond narcolepsy; the Company’s expectations regarding the strength and diversity of its supply chain; the Company’s financial guidance for the 2025 fiscal year, including the expected number of patients and net revenue; anticipated outcomes of any legal proceedings and lawsuits; and the Company’s anticipated financial condition, expenses, uses of capital and other future financial results. In some cases, forward-looking statements can be identified by use of words such as “will,” “may,” “could,” “believe,” “expect,” “look forward,” “on track,” “guidance,” “anticipate,” “estimate,” “project,” “next steps” and similar expressions and the negatives thereof (if applicable).

The Company’s forward-looking statements are based on estimates and assumptions that are made within the bounds of our knowledge of our business and operations and that we consider reasonable. However, the Company’s business and operations are subject to significant risks, and, as a result, there can be no assurance that actual results and the results of the company’s business and operations will not differ materially from the results contemplated in such forward-looking statements. Factors that could cause actual results to differ from expectations in the Company’s forward-looking statements include the risks and uncertainties described in the “Risk Factors” section of Part I, Item 1A of the Company’s most recent Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission.

Forward-looking statements speak only as of the date they are made and are not guarantees of future performance. Accordingly, you should not place undue reliance on forward-looking statements. The Company does not undertake any obligation to publicly update or revise our forward-looking statements, except as required by law.

Investor Contact:

Austin Murtagh

Precision AQ

Austin.Murtagh@precisionAQ.com

(212) 698-8696

Media Contact:

Lesley Stanley

Real Chemistry

lestanley@realchemistry.com

(609) 273-3162

AVADEL PHARMACEUTICALS PLC

CONDENSED CONSOLIDATED STATEMENTS OF LOSS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2025	2024
Net product revenue	$52,511	$27,178
Cost of products sold	5,577	1,522
Gross profit	46,934	25,656
Operating expenses:
Research and development expenses	4,354	3,068
Selling, general and administrative expenses	45,581	48,623
Total operating expense	49,935	51,691
Operating loss	(3,001)	(26,035)
Investment and other income, net	397	1,378
Interest expense	(2,238)	(2,592)
Loss before income taxes	(4,842)	(27,249)
Income tax provision	78	93
Net loss	$(4,920)	$(27,342)

Net loss per share - basic	$(0.05)	$(0.30)
Net loss per share - diluted	$(0.05)	$(0.30)

Weighted average number of shares outstanding - basic	96,601	91,693
Weighted average number of shares outstanding - diluted	96,601	91,693

AVADEL PHARMACEUTICALS PLC

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	March 31, 2025	December 31, 2024
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$56,370	$51,371
Marketable securities	10,114	22,406
Accounts receivable, net	41,581	34,097
Inventories	20,406	20,298
Prepaid expenses and other current assets	10,787	6,036
Total current assets	139,258	134,208
Property and equipment, net	307	453
Operating lease right-of-use assets	2,896	1,702
Goodwill	16,836	16,836
Other non-current assets	8,652	11,037
Total assets	$167,949	$164,236

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of operating lease liability	$706	$582
Accounts payable	9,116	7,328
Accrued expenses	40,917	40,651
Other current liabilities	194	273
Total current liabilities	50,933	48,834
Long-term operating lease liability	2,189	1,122
Royalty financing obligation	35,518	35,249
Other non-current liabilities	5,239	5,183
Total liabilities	93,879	90,388

Shareholders’ equity:
Preferred shares, nominal value of $0.01 per share; 50,000 shares authorized; zero issued and outstanding at March 31, 2025 and December 31, 2024	—	—
Ordinary shares, nominal value of $0.01 per share; 500,000 shares authorized; 96,632 issued and outstanding at March 31, 2025 and 96,518 issued and outstanding at December 31, 2024	966	965
Additional paid-in capital	896,663	891,791
Accumulated deficit	(799,247)	(794,328)
Accumulated other comprehensive loss	(24,312)	(24,580)
Total shareholders’ equity	74,070	73,848
Total liabilities and shareholders’ equity	$167,949	$164,236

AVADEL PHARMACEUTICALS PLC

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2025	2024
Cash flows from operating activities:
Net loss	$(4,920)	$(27,342)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	825	541
Share-based compensation expense	4,183	5,389
Other adjustments	70	(719)
Net changes in assets and liabilities
Accounts receivable	(7,484)	(10,589)
Inventories	(66)	(1,260)
Prepaid expenses and other current assets	(3,016)	(6,082)
Accounts payable & other current liabilities	1,779	7,528
Accrued expenses	218	3,415
Other assets and liabilities	179	(585)
Net cash used in operating activities	(8,232)	(29,704)

Cash flows from investing activities:
Proceeds from sales of marketable securities	17,808	119,066
Purchases of marketable securities	(5,491)	(97,679)
Net cash provided by investing activities	12,317	21,387

Cash flows from financing activities:
Proceeds from issuance of shares off the at-the-market offering program	—	9,250
Proceeds from stock option exercises and employee share purchase plan	690	3,940
Net cash provided by financing activities	690	13,190

Effect of foreign currency exchange rate changes on cash and cash equivalents	224	(246)

Net change in cash and cash equivalents	4,999	4,627
Cash and cash equivalents at January 1,	51,371	31,167
Cash and cash equivalents at March 31,	$56,370	$35,794